ATLANTIC AMERICAN CORPORATION REPORTS IMPROVED THIRD QUARTER RESULTS

ATLANTA, Georgia, November 9, 2011 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $1.7 million, or $0.07 per diluted share, for the three month period ended September 30, 2011, compared to net income of $525,000, or $0.02 per diluted share, for the three month period ended September 30, 2010.  For the nine month period ended September 30, 2011, net income was $2.4 million, or $0.09 per diluted share, compared to net income of $1.0 million, or $0.03 per diluted share, for the comparable period in 2010.  Realized investment gains for the three month and nine month periods ended September 30, 2011 were $903,000 and $974,000, respectively, compared to $211,000 and $224,000, respectively, for the comparable periods in 2010.

Total revenues for the three month period ended September 30, 2011 were $30.8 million, increasing 13.5% from $27.1 million for the three month period ended September 30, 2010.  Insurance premiums during this quarter increased $2.6 million, or 10.7%, from the comparable 2010 premiums.  For the nine month period ended September 30, 2011, total revenues were $87.9 million, increasing 9.6% from the comparable 2010 period revenues of $80.2 million.  Insurance premiums during the nine month period ended September 30, 2011 increased $6.5 million, or 9.0%, from the comparable period in 2010.  Total revenue increases during both the three month and nine month periods ended September 30, 2011 were the result of increased investment income from higher average invested balances, increased realized investment gains and premium increases primarily from the Company’s life and health operation.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “Our third quarter confirms that our initiatives are yielding positive results.  Continued emphasis on expanding our life and health field force with quality agents, selling products which are responsive to our customer’s needs, is evidenced in the increasing premium revenue.  Our efforts to maximize our invested cash balances in high quality investments during this prolonged period of historically low interest rates is now being reflected in increasing investment income.  And while we do not actively trade our investment portfolio, we currently now have significant unrealized investment gains which we expect will permit us the flexibility to reposition certain holdings, usually at a gain, as we deem necessary.  We continue to be optimistic as we proceed through the fourth quarter of 2011.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal subsidiaries consist of American Southern Insurance Company, American Safety Insurance Company, and Bankers Fidelity Life Insurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Consolidated Financial Data

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited; In thousands, except per share data)	2011	2010	2011	2010

Insurance premiums
Life and health	$ 18,188	$ 15,802	$ 50,643	$ 46,701
Property and casualty	9,023	8,775	28,187	25,621
Investment income	2,652	2,302	7,912	7,435
Realized investment gains, net	903	211	974	224
Other income	34	56	212	215

Total revenue	30,800	27,146	87,928	80,196

Insurance benefits and losses incurred
Life and health	12,736	11,483	36,490	34,231
Property and casualty	6,565	4,968	17,663	15,035
Commissions and underwriting expenses	6,746	7,409	22,192	21,376
Interest expense	653	660	1,940	1,955
Other	2,332	2,045	6,915	6,381

Total benefits and expenses	29,032	26,565	85,200	78,978

Income before income taxes	1,768	581	2,728	1,218

Income tax expense	64	56	363	200

Net income	$ 1,704	$ 525	$ 2,365	$ 1,018

Net income per common share (basic and diluted)	$ 0.07	$ 0.02	$ 0.09	$ 0.03

	September 30,	December 31,
Selected Balance Sheet Data	2011	2010

Total cash and investments	$ 241,149	$ 212,953
Insurance subsidiaries	212,610	186,652
Parent and other	28,539	26,301
Total assets	292,861	277,566
Insurance reserves and policy funds	141,192	137,902
Debt	41,238	41,238
Total shareholders' equity	95,126	82,693
Book value per common share	3.97	3.40
Statutory capital and surplus
Life and health	32,177	31,874
Property and casualty	38,192	38,717